For Immediate Release

May 3, 2006

First Century Bankshares, Inc.

Reports 2006 First Quarter Earnings

Bluefield, WV -- First Century Bankshares, Inc., Bluefield, West Virginia, (OTCBB - FCBS) a $393 million bank holding company, announced earnings of $987,000 for the three-month period ending March 31, 2006. This represents an increase of approximately 11.5% from the $885,000 earned during the same period in 2005. On a per share basis, net income increased to $0.50 per diluted share for the period ended March 31, 2006, compared to $0.44 per diluted share for the period ended March 31, 2005.

Net interest income, for the three-month period ended March 31, 2006 was $3,944,000, an increase of $167,000, or 4.4%, as compared to $3,777,000 for the first quarter of 2005. This increase reflected the effects of rising interest rates and the variable nature of the Corporation's loan portfolio. Net interest margins for the three months ended March 31, 2006 and 2005 were 4.04% and 3.97%, respectively.

Noninterest income, exclusive of securities gains and losses, was $1,119,000 for the three-month period ended March 31, 2006 and represented an increase of $255,000, or 29.5%, compared to $864,000 for the same period in 2005. This improvement was primarily due to increases in service charges on deposit accounts and in income from fiduciary activities.

Noninterest expense of $3,467,000 for the quarter ended March 31, 2006 represented an increase of $265,000, or 8.3%, from $3,202,000 for the same period in 2005. Other noninterest expense increased 16.3% primarily due to increased costs for data processing, supplies and marketing related expenses.

The provision for loan losses was $43,000 for the three months ended March 31, 2006. This was a decrease of $25,000, or 36.8%, compared to the provision of $68,000 for the same period in 2005.

Earnings through March 31, 2006 reflect an annualized return on average assets (ROAA) of 1.01% compared to 0.93% for the period ended March 31, 2005. Also, these earnings reflect an annualized return on average equity (ROAE) of 10.88% and 9.89% for the periods ending March 31, 2006 and 2005, respectively. Dividends for the first quarter of 2006 increased to $0.25 per share, or 8.7%, from $0.23 per share paid for the first quarter of 2005.

Nonperforming assets, including nonaccrual loans, loans past-due over 90 days, restructured loans and other real estate owned, as a percentage of total assets improved from 0.77% at March 31, 2005 to 0.76% at March 31, 2006. Overall, management is pleased with the recent trends in reduced provision for loan losses and nonperforming assets as it signals results from the significant efforts to enhance asset quality.

First Century Bankshares, Inc. is a bank holding company that owns First Century Bank, N.A., headquartered in Bluefield, West Virginia, with 12 offices and 17 ATM locations throughout southern West Virginia and southwestern Virginia.

This press release contains certain forward-looking statements, including certain plans, expectations, goals and projections, which are subject to numerous assumptions, risks and uncertainties. Actual results could differ materially from those contained in or implied by such statements for a variety of factors. Please refer to First Century's filings with the Securities and Exchange Commission for a summary of important factors that could affect First Century's forward-looking statements. First Century undertakes no obligation to revise these statements following the date of this press release.

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